Exhibit 99.(a)(31)

TRUSTEE AUTHORIZATION TO ESTABLISH

ADDITIONAL SERIES OF SHARES

OF THE TIAA-CREF FUNDS

In accordance with Section 4.9.2 of the Declaration of Trust of the TIAA-CREF Funds (the “Trust”), dated April 15, 1999, as amended, and the approval of the Trust’s Board of Trustees at its May 21, 2025 meeting, the undersigned Trustees of the Trust hereby establish the following two additional separate and distinct series of shares of the Trust:

Nuveen Lifecycle 2070 Fund

Nuveen Lifecycle Index 2070 Fund

Furthermore, each new series shall be authorized to issue shares in the following four different share class designations: Class I, Premier Class, Class R6 and Retirement Class.

IN WITNESS WHEREOF, the Trustees of the Trust have executed this instrument the 21st day of May, 2025.

/s/Joseph A. Boateng	/s/John K. Nelson
Joseph A. Boateng	John K. Nelson

/s/Michael A. Forrester	/s/Loren M. Starr
Michael A. Forrester	Loren M. Starr

/s/Thomas J. Kenny	/s/Matthew Thornton III
Thomas J. Kenny	Matthew Thornton III

/s/Amy B. R. Lancellotta	/s/Terence J. Toth
Amy B. R. Lancellotta	Terence J. Toth

/s/Joanne T. Medero	/s/Margaret L. Wolff
Joanne T. Medero	Margaret L. Wolff

/s/Albin F. Moschner	/s/Robert L. Young
Albin F. Moschner	Robert L. Young